Exhibit 10.40

Execution Version

[FMBI Letterhead]

May 30, 2021

Mark G. Sander
At the address on file with the Corporation

Dear Mark:

Reference is made to the Agreement and Plan of Merger, dated as of May 30, 2021, between First Midwest Bancorp, Inc. (the “Corporation”) and Old National Bancorp (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), your Employment Agreement, dated as of January 18, 2019, by and between you and the Corporation (your “Employment Agreement”) and your Confidentiality and Restrictive Covenants Agreement, dated as of January 18, 2019, by and between you, the Corporation and First Midwest Bank (your “CCR Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, as of the Closing Date, you will no longer serve as a director of the Board of Directors of the Corporation (the “Board”) but will serve as President and Chief Operating Officer of the Surviving Corporation, reporting directly to the Chief Executive Officer.

This letter agreement confirms to you, and you agree that your Employment Agreement and CCR Agreement shall be amended as follows:

Annual Compensation. Your annual compensation for service with the Surviving Corporation shall be established by the Compensation Committee of the Surviving Corporation but shall be no less than your annual compensation immediately prior to the Closing Date. In the event of a termination of employment without Cause (as defined in your Employment Agreement) or resignation for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below) after the Closing Date, you will be eligible for severance under Section 8 of your Employment Agreement (it being understood you will only be eligible for severance under Section 8(c) of your Employment Agreement in the event a subsequent Change in Control (as defined in your Employment Agreement) occurs after the Closing Date). You will also continue to be eligible to receive the post-employment health benefits coverage as contemplated by Section 6(c) of your Employment Agreement upon any termination of employment.

Retention Bonus. You will be granted a cash-based retention award equal to $3.55 million (the “Retention Bonus”). The Retention Bonus will be paid fifty percent (50%) on the first anniversary of the Closing Date and fifty percent (50%) on the second anniversary of the Closing Date, commencing on the Closing Date, subject only to your continued employment with the Surviving Corporation. The unpaid portion of your Retention Bonus will be paid to you in a lump sum in full upon (1) early termination of service by the Corporation without Cause (as defined in your Employment Agreement) or due to your death or disability (as determined under your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below).

Outstanding Equity Awards. Your Corporation equity awards will be converted into equity awards of the Surviving Corporation as set forth in Section 1.8 of the Merger Agreement. Upon (1) early termination of service by the Corporation without Cause (as defined in your Employment Agreement) or due to death or disability (as determined in your Employment Agreement) or (2) a resignation by you for Good Reason (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Good Reason” below), any of your unvested equity awards of the Corporation that were outstanding on the Closing Date will accelerate and vest in full.

Waiver of Good Reason. You acknowledge and agree that your removal from the role of director of the Board and any other changes in your responsibilities and/or duties at the Closing Date will not constitute Good Reason under your Employment Agreement.

Restrictive Covenants. You further agree that, in consideration of the compensation to be paid to you under this letter agreement, Section 3.4(b) of your CCR Agreement shall be amended to eliminate the words “was staffed with at least 15 employees engaged in banking or other financial services”. You acknowledge and recognize the highly competitive nature of the Corporation’s business, that access to confidential information renders you special and unique within the Corporation’s industry, and that you have had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of your employment with the Corporation. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this letter agreement, you acknowledge and agree that amended restriction set forth in above is reasonable and valid in duration and geographic scope and in all other respects and is essential to protect the value of the business and assets of the Corporation. You further acknowledge that such restriction will not materially interfere with your ability to earn a living following the Closing Date.

Miscellaneous. Except as set forth above, the terms of your Employment Agreement and CCR Agreement remain in full force and effect (it being understood that you will remain eligible to participate in the various retirement, welfare, fringe benefit, perquisites and expense reimbursement plans, benefit plans, programs and arrangements of the Corporation that you participate in as of the Closing Date, subject to any amendments thereto or replacements thereof).

The effectiveness of this letter agreement shall be conditioned upon the Closing. In the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio.

[Signature Pages Follow]

Sincerely,

FIRST MIDWEST BANCORP, INC.

/s/ Michael L. Scudder
By: Michael L. Scudder
Title: Chairman of the Board and Chief Executive Officer

AGREED AND ACCEPTED:

EXECUTIVE

/s/ Mark G. Sander
Mark G. Sander

[Signature Page to Letter Agreement]